Core Industries Inc
500 North Woodward
P. O. Box 2000
Bloomfield Hills, MI 48303-2000
Telephone:  (810) 642-3400
FAX:        (810) 642-6816

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                           Contact:  Raymond H. Steben, Jr.
December 15, 1995                                                 (810) 901-1575

                     CORE INDUSTRIES ACQUIRES CMB INDUSTRIES

Core Industries Inc (NYSE: CRI), an expanding industrial manufacturer of specialized products, today announced the acquisition of CMB Industries Inc. CMB is a privately held producer of specialty valves, which further broadens Core's growing product line of specialty valves. CMB, located in Fresno, California, has annual revenues of approximately $30 million. CMB stock was purchased with a combination of debt and approximately 857,000 shares of Core common stock. Core management expects the acquisition to be slightly accretive to fiscal 1996 earnings.

CMB manufactures proprietary Febco backflow prevention valves and Bailey Polyjet sleeve valves. Backflow prevention valves are used in a wide variety of commercial and industrial applications to ensure the quality of potable water. Sleeve valves are used in high-pressure reducing applications. CMB will continue to operate with its existing management while certain functions will be integrated with Core's Fluid Control Group (CFCG), led by Robert Whritenour.

David R. Zimmer, Core's President and Chief Executive Officer, said "The acquisition of CMB, and our recently announced intent to discontinue the Cherokee switching power supply business, represent two significant steps in our strategic plan to enhance Core's focus businesses of fluid control; test, measurement and control; and farm equipment. The addition of CMB fortifies CFCG's position as a leading supplier to the specialty flow control market. Over the past two years, we have been aggressively expanding this aspect of our business and are extremely pleased with its progress."

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"CMB's market position as the second-largest manufacturer of backflow prevention valves in the world and the leading producer of sleeve valves makes it an excellent addition to the Core Fluid Control Group," commented Lawrence J. Murphy, Core's Executive Vice President responsible for acquisitions. "CFCG's specialty flow control products and cast and fabricated strainers are sold through similar distribution channels to similar industrial and commercial end users. We were attracted to CMB because of its outstanding reputation, strong and capable management, financial growth opportunities, and the benefits we perceive in combining their marketing and product development efforts with those of CFCG."

For fiscal 1995, which ended August 31, Core Industries reported income from continuing operations of $10.7 million, or $1.09 per share, on sales of $187.9 million. The company expects to report fiscal 1996 first quarter financial results by December 20, 1995.

Core Industries Inc manufactures specialty products for three segments: Fluid Control and Construction Products; Test, Measurement and Control; and Specialty Farm Equipment.